Exhibit 99.B(d)(16)(iii)

September 6, 2008

Paul Mahan

Pioneer Investment Management, Inc.

60 State Street, 17th Floor

Boston, MA 02109

Dear Mr. Mahan:

Pursuant to Sections 1 and 6 of the Sub-Advisory Agreement dated December 7, 2005, as amended, between Directed Services, LLC and Pioneer Investment Management, Inc. (the “Agreement”) we hereby notify you of our intention to modify the fees payable to the Sub-Adviser to render investment advisory services to ING Pioneer High Yield Portfolio (the “Portfolio”), effective September 6, 2008, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement.  A form of the Amended Schedule A, which indicates the annual management fees for the Portfolio, is attached hereto.

Please signify your acceptance to the modified sub-advisory fees, with respect to the Portfolio, by signing below.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Partners, Inc.

ACCEPTED AND AGREED TO:

Pioneer Investment Management, Inc.

By:	/s/ Mark D. Goodwin
Name:	Mark Goodwin
Title:	Chief Financial Officer, Duly Authorized

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Partners, Inc.

AMENDED SCHEDULE A

COMPENSATION FOR SERVICES TO SERIES

For the services provided by Pioneer Investment Management, Inc. (“Sub-Adviser”) to the following Series of ING Partners, Inc., pursuant to the attached Sub-Advisory Agreement, Directed Services, LLC will pay the Sub-Adviser a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

SERIES

RATE

ING Pioneer High Yield Portfolio	0.30% on the first $500 million in assets; and 0.25% on assets over $500 million

If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.